Exhibit 99.1

Union Pacific Provides Third Quarter 2013 Update

FOR IMMEDIATE RELEASE

Omaha, Neb., October 3, 2013 – Union Pacific Corporation (NYSE: UNP) today provided details on its earnings expectations for the third quarter of 2013. The Company expects to report best-ever quarterly earnings in the range of $2.45 to $2.48 per diluted share, a double-digit increase compared to last year.

Overall volumes were flat in the quarter compared to last year. Mild summer weather combined with disruptions from flooding in Colorado impacted coal volumes, and, to a lesser extent, other commodity shipments. In addition, an uncertain economic environment continues to impact intermodal volumes.

Third Quarter 2013 expectations include:

•	Operating revenue growth of 4 to 4.5 percent.

•	Solid core pricing of about 3.5 percent, somewhat negatively impacted by lower coal volumes.

•	Positive top-line business mix, although less favorable than traffic mix in the second quarter 2013.

•	Operating ratio improvement of about 1.5 points from third quarter 2012 performance of 66.6 percent.

•	Lost revenue and increased costs from the flooding in Colorado, expected to negatively impact operating income by roughly $10 million.

-more-

“Our strong third quarter expectations reflect continued core pricing gains, ongoing productivity initiatives, and strong returns to our shareholders,” said Rob Knight, Union Pacific chief financial officer. “In the fourth quarter, we expect these positive trends to continue, and we’re hopeful that the economy cooperates and this year’s grain harvest meets current projections, enabling year-over-year volume growth.”

The Company will report its third quarter 2013 earnings on Thursday, October 17, 2013, at approximately 8:00 a.m. Eastern Time, followed by a conference call that will be broadcast live over the Internet and via teleconference at 8:45 a.m. Eastern Time.

Where:	Union Pacific’s website at www.up.com/investors

How:	Live over the Internet by logging on to the Web at the address above

OR Dial-in telephone access

Domestic	877/407-8293
International	201/689-8349

If you are unable to participate during the live teleconference, presentation materials and the call will be archived on Union Pacific’s website at www.up.com/investors. An MP3 downloadable audio file will also be available at the same location.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America’s most recognized companies, Union Pacific Railroad links 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2007-2012, Union Pacific invested $18 billion in its network and operations to support America’s transportation infrastructure, including a record $3.7 billion in 2012. The railroad’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Investor contact is Michelle Gerhardt, (402) 544-4227.

Media contact is Tom Lange, (402) 544-3560.

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This press release contains statements about the Corporation’s future that are not statements of historical fact, including specifically the statements regarding the Corporation’s expectations regarding third quarter results under the statement “Third Quarter 2013 expectations include” and expectations regarding volumes and economic conditions in the fourth quarter. These statements are, or will be, forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements also generally include, without limitation, information or statements regarding: projections, predictions, expectations, estimates or forecasts as to the Corporation’s and its subsidiaries’ business, financial, and operational results, and future economic performance; and management’s beliefs, expectations, goals, and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information, including expectations regarding operational and financial improvements and the Corporation’s future performance or results are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statement. Important factors, including risk factors, could affect the Corporation’s and its subsidiaries’ future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements. Information regarding risk factors and other cautionary information are available in the Corporation’s Annual Report on Form 10-K for 2012, which was filed with the SEC on February 8, 2013. The Corporation updates information regarding risk factors if circumstances require such updates in its periodic reports on Form 10-Q and its subsequent Annual Reports on Form 10-K (or such other reports that may be filed with the SEC).

Forward-looking statements speak only as of, and are based only upon information available on, the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements. References to our website are provided for convenience and, therefore, information on or available through the website is not, and should not be deemed to be, incorporated by reference herein.

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